Exhibit 10.8

19 October 2015

André-Michel Ballester

Dear André-Michel,

Proposed awards under the LivaNova 2015 Incentive Award Plan (the “Plan”)

On behalf of LivaNova PLC (the “Company”), I can confirm that after the Company’s shares (the “Shares”) are listed to trade on the London Stock Exchange and NASDAQ, but not later than 31 December 2015, we will request that the Compensation Committee recommends that the following award(s) is/are made to you under the Plan:

2015 Award

The Compensation Committee will be asked to recommend that an award of restricted stock units (“RSUs”) is made to you over Shares equal in value to $5 million (the “2015 Award”). The calculation of the number of Shares subject to the 2015 Award will be determined based on the closing price of Shares on NASDAQ on the date of grant of the 2015 Award (the “2015 Grant Date”).

The RSUs under the 2015 Award will vest as follows:

•	20% of the RSUs will vest on each of the first, second and third anniversaries of the 2015 Grant Date; and

•	the remaining 40% of the RSUs under the 2015 Award will vest on the fourth anniversary of the 2015 Grant Date.

2016 Award

Not later than 31 December 2016, the Compensation Committee will be asked to recommend that the following awards are made to you under the Plan:

A.	2016 Restricted Stock Units

The Compensation Committee will be asked to recommend that an award of RSUs is made to you over Shares equal in value to $3 million (the “2016 RSU Award”). The calculation of the number of Shares subject to the 2016 RSU Award will be determined based on the closing price of Shares on NASDAQ on the date of grant of the 2016 RSU Award (the “2016 Grant Date”).

The RSUs under the 2016 RSU Award will vest as follows:

1.

One third of the RSUs under the 2016 RSU Award will be deemed “Net Sales RSUs” and these will vest if Group net sales revenue targets for a relevant Financial Year (“FY”), as set by the Compensation Committee (the “Net Sales Targets”) have been exceeded. The Net Sales RSUs will vest in equal annual tranches of 25% of the total number of Net Sales RSUs over the period of four years from grant, provided that a tranche of Net Sales RSUs in respect of a particular FY will only vest if, and to the extent that, the Net Sales Targets for that FY have been exceeded;

2.

One third of the RSUs under the 2016 RSU Award will be deemed “Net Income RSUs” and these will vest if adjusted Group net income targets for a relevant Financial Year (“FY”), as set by the Compensation Committee (the “Net Income Targets”) have been exceeded. The Net Income RSUs will vest in equal annual tranches of 25% of the total number of Net Income RSUs over the period of four years from grant, provided that a tranche of Net Income RSUs in respect of a particular FY will only vest if, and to the extent that, the Net Income Targets for that FY have been exceeded; and

If less than 100% of the shares vest in the first three years, you will be eligible to earn the applicable portion of any shares that do not vest in the first three years if the Company achieves 100% of the applicable measure (Net Sales or Net Income) in the final year.

3.

One third of the RSUs under the 2016 RSU Award will be deemed “Share Price RSUs” and these will vest during a specified period to be determined by the Compensation Committee if the 50-day average closing price of Shares on NASDAQ during a specified period achieves a target which will be specified by the Compensation Committee.

B.	2016 Stock Options

The Compensation Committee will be asked to recommend that an award of stock options is made to you over Shares equal in value to $1 million (the “2016 Option Award”). The calculation of the number of Shares subject to the 2016 Option Award will be determined based on the Black-Scholes value calculated from the closing price of Shares on NASDAQ on the 2016 Grant Date. The exercise price per Share for the 2016 Option Award will be equal to the closing price of a Share on NASDAQ on the 2016 Grant Date. The 2016 Option Award will vest in equal instalments over the period of four years from grant.

Future Awards

You will be eligible to receive awards under the Plan for FY 2017 onwards, subject always to the discretion of the Compensation Committee.

The grant of any of the awards under the Plan as described in this letter is of course always subject to the discretion of the Compensation Committee and nothing in this letter shall be taken to fetter the discretion of the Compensation Committee. The Compensation Committee may decide not to grant awards as described in this letter.

Vesting of any of the awards is conditional on your continued employment with the Company and vesting will cease upon you ceasing to be employed by the Company. All awards made under the Plan will be subject to the terms of the Plan and the award agreement pursuant to which the particular award is granted.

If you have any queries in relation to the terms of this letter, please do not hesitate to contact me.

Kind regards

/s/ Daniel J. Moore

Chairman

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